EXHIBIT 5



                        [Letterhead of Health Net, Inc.]


                                                     February 23, 2006



Health Net, Inc.
21650 Oxnard Street
Woodland Hills, California 91367

                              Re:   Health Net, Inc.
                                    Registration Statement on Form S-8
                                    ----------------------------------

Ladies and Gentlemen:

         I am Senior Vice President, General Counsel and Secretary of Health Net, Inc., a Delaware corporation (the "Company"). This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration under the Securities Act of (i) 702,291 shares (the "Shares") of the Company's Common Stock, $.001 par value per share (the "Common Stock"), issuable under the Health Net, Inc. 2005 Long-Term Incentive Plan (the "Plan") and (ii) the Series A Junior Participating Preferred Stock Purchase Rights attached to the Shares (the "Rights").

         In connection with this opinion, I or attorneys under my supervision have examined and relied upon originals or copies, certified or otherwise identified to my or their satisfaction, of (i) the Company's Registration Statement on Form S-8 relating to the Shares and the Rights (the "Registration Statement") in the form to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act; (ii) a specimen certificate representing the Common Stock, in the form incorporated by reference as Exhibit 4.9 to the Registration Statement (the "Specimen Certificate");
(iii) the Sixth Amended and Restated Certificate of Incorporation of the
Company as in effect on the date hereof; (iv) the Ninth Amended and Restated Bylaws of the Company, as amended by Amendment Number One thereto, as in effect on the date hereof; (v) certain resolutions of the Board of Directors of the Company; (vi) the Plan, as in effect on the date hereof; (vii) the Rights Agreement, dated as of June 1, 1996, between the Company and Harris Trust and Savings Bank (as amended by the documents referenced in clauses (viii) through (xi) of this paragraph, the "Stockholder Rights Agreement"); (viii) the Amendment, dated as of October 1, 1996, to the Rights Agreement, by and between the Company and Harris Trust and Saving Bank; (ix) the Second Amendment to Rights Agreement, dated as of May 3, 2001, by and among the Company, Harris Trust and Saving Bank and Computershare Investor Services, L.L.C.; (x) the
Third Amendment to Rights Agreement, dated as of May 14, 2004, by and among

Health Net, Inc.
February 23, 2006
Page 2



the Company and Computershare Investor Services, L.L.C.; and (xi) the Fourth Amendment to Rights Agreement, dated as of July 26, 2004, by and among the Company, Computershare Investor Services, L.L.C. and Wells Fargo Bank, N.A. I or attorneys under my supervision have also examined originals or copies, certified or otherwise identified to my or their satisfaction, of such records of the Company and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, I and any such attorneys under my supervision have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company, I and any such attorneys under my supervision have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I or attorneys under my supervision have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         I have also assumed that the certificates representing the Shares will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, that such certificates will conform to the Specimen Certificate and that the Shares represented by such certificates will be registered by such transfer agent and registrar. I have also assumed that the consideration received by the Company for the Shares will be in an amount at least equal to the par value thereof.

         I do not express any opinion as to the effect on the opinions expressed herein of the compliance or noncompliance of any party to the Stockholder Rights Agreement (other than the Company) with any state, federal or other laws or regulations applicable to them or the legal or regulatory status or the nature of the business of any such party.

         Based upon and subject to the foregoing, I am of the opinion that (i) the Shares have been duly authorized for issuance and, when issued and paid for pursuant to the Plan in accordance with the provisions of the Plan and the applicable award thereunder, will be validly issued, fully paid and nonassessable; and (ii) the Rights have been duly authorized for issuance and, when issued, will be validly issued.

         I am admitted to the bar in the State of Colorado and the State of Illinois, and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, nor do I express any opinion as to the effect of any other laws on the opinions herein expressed.

Health Net, Inc.
February 23, 2006
Page 3


         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ B. Curtis Westen

                                       B. Curtis Westen
                                       Senior Vice President, General Counsel
                                       and Secretary